LEASE BETWEEN

AGF WOODFIELD OWNER, L.L.C.

AND

THE ULTIMATE SOFTWARE GROUP, INC.

FOR SPACE AT

Woodfield Financial Center

1375 East Woodfield Road, Schaumburg, Illinois 60173

October 31, 2008

TABLE OF CONTENTS

Article 1	Definitions, Schedules and Addenda
1.1	Definitions
1.2	Schedules and Addenda

Article 2	Premises
2.1	Lease of Premises
2.2	Prior Occupancy

Article 3	Payments of Rent
3.1	Rent
3.2	Deposits
3.3	Operating Costs
3.4	Taxes

Article 4	Improvements
4.1	Construction
4.2	Commencement of Possession

Article 5	Project Services
5.1	Project Services
5.2	Interruption of Services

Article 6	Tenant’s Covenants
6.1	Use of Premises
6.2	Insurance
6.3	Repairs
6.4	Assignment and Subletting
6.5	Estoppel Certificate

Article 7	Landlord’s Reserved Rights
7.1	Substitute Premises
7.2	Additional Rights Reserved to Landlord

Article 8	Casualty and Untenantability
8.1	Casualty and Untenantability

Article 9	Condemnation
9.1	Condemnation

Article 10	Waiver and Indemnity
10.1	Liability Waiver
10.2	Indemnification
10.3	Waiver of Subrogation
10.4	Limitation of Landlord’s Liability

Article 11	Tenant’s Default and Landlord’s Remedies
11.1	Tenant’s Default
11.2	Remedies of Landlord

Article 12	Termination
12.1	Surrender of Premises
12.2	Hold Over Tenancy

Article 13	Miscellaneous
13.1	Quiet Enjoyment
13.2	Accord and Satisfaction
13.3	Severability
13.4	Subordination and Attornment
13.5	Attorney’s Fees
13.6	Applicable Law
13.7	Binding Effect; Gender
13.8	Time
13.9	Entire Agreement
13.10	Notices
13.11	Headings
13.12	Brokerage Commissions
13.13	Sale by Landlord
13.14	Joint and Several Liability
13.15	Counterparts
13.16	Execution, Delivery
13.17	Illinois Registration

Article 14	Renewal and Rofr
14.1	Renewal Option
14.2	Rofr

Schedule 1	Depiction of Premises
Schedule 1A	Depiction of Rofr Space
Schedule 2	Rules and Regulations
Schedule 3	Utility Services
Schedule 4	Maintenance Services
Schedule 4A	Cleaning Schedule
Schedule 5	Parking
Schedule 6	Workletter
Schedule 7	Commencement Date Certificate

LEASE

This Lease is made as of October 31, 2008, between AGF WOODFIELD OWNER, L.L.C., a Delaware limited liability company ("Landlord") and THE ULTIMATE SOFTWARE GROUP, INC.., a Delaware corporation ("Tenant").

ARTICLE 1
DEFINITIONS, SCHEDULES AND ADDENDA

1.1           DEFINITIONS.

a.           Premises shall mean Suite 210 on the second floor, as depicted on Schedule 1.

b.           Building shall mean the Woodfield Financial Center at 1375 East Woodfield Road, Schaumburg, Illinois 60173; Project shall mean the Building, the land upon and around which the Building is located, and all other buildings and improvements thereon or thereunder.

c.           Tenant's Square Footage shall mean approximately 7,861  rentable square feet (“RSF”); Total Square Footage of the Project shall mean approximately 182,966 RSF.  Landlord has attempted in good faith to calculate the square footages set forth in this section in accordance with ANSI/BOMA Z65.1 1996 standards.

d.           Commencement Date shall mean  (i) if the date of Substantial Completion occurs on or before January 25, 2009 then February 1, 2009, or (ii) if the date of Substantial Completion occurs after January 25, 2009, then the earlier of (x) seven (7) days after the date of Substantial Completion, or (y) the date Tenant first occupies the Premises for the conduct of business.   Expiration Date shall mean the date that is the day before the 65-month anniversary of the Commencement Date; provided, however, that if said date is not the last day of a calendar month, then the Expiration Date shall be the last day of the calendar month in which such date occurs.  Lease Term shall mean the period of approximately 5 years and 5 months between Commencement Date and Expiration Date.  The first Lease Year shall include the period of time beginning on the Commencement Date (if other than the first day of the month) to the first day of the calendar month following the Commencement Date.

e.	Base Rent shall mean the following:

Lease Year	Base Rent/RSF	Annual Base Rent	Monthly Base Rent
1	$22.00	$172,942.00 (plus partial initial month)	$14,411.83
2	$22.50	$176,872.50	$14,739.38
3	$23.00	$180,803.00	$15,066.92
4	$23.50	$184,733.50	$15,394.46
5	$24.00	$188,664.00	$15,722.00
6 (partial)	$24.50	n/a	$16,049.54

Notwithstanding the foregoing schedule, Base Rent shall be abated for the first five (5) full calendar month(s) of the Lease Term, which is referred to herein as the “Rent Abatement Period.”

f.           Base Year shall mean the calendar year 2009.

g.           Tenant's Pro Rata Share shall mean 4.296%.  Tenant's Pro Rata Share is determined by dividing Tenant's Square Footage as listed in Section 1.1(c) by the Total Square Footage of the Building.

h.           Deposit shall mean $14,411.83 (one month’s Base Rent).

i.           Permitted Purpose shall mean general office use and software training classes.

j.           Parking shall mean (i) the non-reserved spaces at the Project as set forth in Section 5.1 hereof, which shall be made available to Tenant without charge, and (ii) two (2) reserved underground spaces at the rate of $95.00 per space per month (plus applicable taxes if any). One of Tenant’s reserved spaces shall be for the Lease Term; the other shall be on a month-to-month basis, and either party may terminate that parking space as of the last day of any calendar month upon at least 30 days’ prior written notice to the other party.

k.           Managing Agent shall mean Jones Lang LaSalle Americas (Illinois), L.P., whose address is 1375 E. Woodfield Rd., Suite C50, Schaumburg, IL 60173.

l.           Broker of Record shall mean Jones Lang LaSalle Americas, Inc.

m.           Cooperating Broker shall mean Chicagoland Commercial Real Estate.

n.           Landlord's Mailing Address: AGF WOODFIELD OWNER, L.L.C., c/o Fulcrum Operating Company, LLC, 8725 W. Higgins Rd., Ste 805, Chicago, IL 60631, Attention:  Mr. Thomas R. McClayton, with a copy to: Management Office, 1375 E. Woodfield Rd., Suite C50, Schaumburg, IL 60173, Attn: Property Manager.

o.           Tenant's Mailing Address:1485 N. Park Drive, Weston, FL 33326, Attn: Robert J. Manne, General counsel, with a copy to: the Premises, Attn:  Rick Torrence.

1.2           SCHEDULES AND ADDENDA.  The schedules and addenda listed below are incorporated into this Lease by reference unless lined out.  The terms of schedules, exhibits and typewritten addenda, if any, attached or added hereto shall control over any inconsistent provisions in the paragraphs of this Lease.

Schedule 1:  Description of Premises and/or Floor Plan
Schedule 2:  Rules and Regulations
Schedule 3:  Utility Services
Schedule 4:  Maintenance Services (Including 4A, Cleaning Schedule)
Schedule 5:  Parking
Schedule 6:  Workletter
Schedule 7:  Commencement Date Certificate

ARTICLE 2
PREMISES

2.1           LEASE OF PREMISES.  In consideration of the Rent and the provisions of this Lease, Landlord leases to Tenant and Tenant accepts from Landlord the Premises.  Tenant's Square Footage is a stipulated amount based on Landlord's method of determining Total Square Footage for rental purposes and may not reflect the actual amount of floor space available for Tenant's use.  Landlord also hereby grants to Tenant during the Lease Term a non-exclusive license to use the common areas of the Building.

2.2           PRIOR OCCUPANCY.  Tenant shall not occupy the Premises prior to the Commencement Date except with the express prior written consent of Landlord and in accordance with the provisions of Schedule 6.  If Tenant takes possession before the Commencement Date, all of the covenants and conditions of this Lease (including without limitation Schedule 6 hereof), other than the payment of Base Rent, shall control such pre-Term occupancy.  Nothing herein shall require Landlord to make any efforts whatsoever to make the Premises available for occupancy in advance of the Commencement Date.

ARTICLE 3
PAYMENT OF RENT

3.1           RENT.  Tenant shall pay each monthly installment of Base Rent in advance on the first calendar day of each month.  Monthly installments for any fractional calendar month shall be prorated based on the number of days in such month.  Base Rent, together with all other amounts payable by Tenant to Landlord under this Lease, including, without limitation, any late charges and interest due Landlord for Rent not paid when due, shall be sometimes referred to collectively as “Rent.”  Tenant shall pay all Rent, without deduction or set-off except to the extent Landlord owes Tenant money whether for reimbursement pursuant to this Lease, or under the  terms of this Lease, to Landlord or Managing Agent at a place specified by Landlord.  Rent not paid when due shall bear interest until paid, at the rate of at four (4) points above the “Prime Rate” of interest as published from time to time in the Wall Street Journal, or at the maximum rate allowed by law, whichever is less, from the date when due.  Tenant shall also pay a processing charge of Fifty Dollars ($50.00) with each late payment of Rent. Notwithstanding the above, but only with respect to the first late payment by Tenant in each Lease Year, interest shall not begin to accrue until the fifth day after the payment’s due date, and the processing charge shall not be payable unless the payment is more than five (5) days late.

The total amount of Base Rent abated during the Rent Abatement Period is collectively referred to as the “Abated Rent.”  If, because of an uncured Event of Default by Tenant, Landlord terminates this Lease or, without terminating this Lease, terminates Tenant’s right to possession of the Premises, then, in addition to all other rights and remedies available to Landlord, an amount equal to the total Abated Rent shall immediately become due and payable.

3.2           DEPOSIT.  Tenant has paid to Landlord the Deposit as security for performance of Tenant's obligations under this Lease.  In the event Tenant fully complies with all the terms and conditions of this Lease, the Deposit shall be refunded to Tenant, without interest unless otherwise required by law, upon expiration of this Lease.  Landlord may, but is not obligated to, apply a portion of the Deposit to cure any default hereunder and Tenant shall pay on demand the amount necessary to restore the Deposit in full within ten (10) days after notice by Landlord.

3.3           OPERATING COSTS.  Tenant shall pay Tenant's Pro Rata Share of any “Excess Operating Costs,” as set forth below.  During the Base Year, no Excess Operating Costs shall be paid by Tenant.  For each calendar year following the Base Year, Tenant shall pay each monthly installment of Tenant's Pro Rata Share of Excess Operating Costs in advance together with each monthly installment of Base Rent.  As used herein, "Excess Operating Costs" shall mean any excess of (i) Landlord's Operating Costs for any calendar year following the Base Year over (ii) the actual Operating Costs of the Base Year.

a.           "Operating Costs" shall mean all reasonable and actual expenses relating to the Premises, the Building or the Project, including but not limited to: real estate taxes and assessments; gross rents tax, sales tax, use, business, or other taxes (except income taxes); utilities not separately chargeable to other tenants; insurance premiums and (to the extent used) deductibles; maintenance, repairs and replacements; refurbishing and repainting; cleaning, janitorial and other services; equipment, tools, materials and supplies; air conditioning, heating and elevator service; property management including reasonable management fees (Tenant agrees that management fees of up to 4% of the Project’s gross revenues are presumptively reasonable); security; employees and contractors; resurfacing and restriping of walks, drives and parking areas; signs, directories and markers; landscaping; snow and rubbish removal; and the Project’s allocable share of any such Operating Costs that are paid pursuant to any applicable covenants, conditions, restrictions, and easements of record. Operating Costs shall not include salaries and fringe benefits of employees above the grade of building manager; expenses for legal services; real estate brokerage and leasing commissions; Landlord's income taxes; income tax accounting; interest; depreciation; general corporate overhead; or capital improvements to the Building or Project except for capital improvements installed for the purpose of reducing or controlling expenses, or required by any governmental or other authority having or asserting jurisdiction over the Building or Project.  If any expense, though paid in one year, relates to more than one calendar year, at option of Landlord, such expense may be proportionately allocated among such related calendar years.

Cook County real estate taxes are payable in arrears for the preceding calendar year.  For purposes of determining taxes for any given calendar year, the amount to be included for such year (a) from special assessments payable in installments, and all other taxes, shall be the amount of the installments (and any interest) due and payable during such calendar year; and (b) from any adjustment to any taxes by the taxing authority, when such adjustment has resulted in a corresponding adjustment payment by or to Landlord, shall constitute an adjustment to taxes for the calendar year during which such adjustment is made or received by Landlord, as the case may be.  Notwithstanding any other provision contained in this Lease, taxes shall also include all reasonable costs and expenses (including, without limitation, reasonable legal, tax consultants, and appraisal fees and court costs) charged for the protest or the reduction of any of the aforesaid taxes, whether or not such protest or reduction is ultimately successful.

In the event that the Building is not fully leased during any calendar year, Landlord may make appropriate adjustments to the Operating Costs, using reasonable projections, to adjust such costs that vary with occupancy to an amount that would normally be expected to be incurred if the Building were 100% leased, and such adjusted costs shall be used for purposes of this Section 3.3.

For purposes of calculating Excess Operating Costs under this Lease, Operating Costs for any calendar year after the Base Year shall not include the amount by which the total of all “Controllable Expenses” (as defined below) for that calendar year exceeds the “Controllable Expense Cap” for that calendar year.  “Controllable Expenses” shall mean all Operating Costs of any nature; provided, however, that Controllable Expenses shall not include  Taxes, and those Operating Costs that are dependent on prevailing union wage rates, Landlord’s insurance coverages, and snow removal.  The “Controllable Expense Cap” for the first calendar year after the Base Year shall mean 105% of the Controllable Expenses for the Base Year, and the Controllable Expense Cap for each subsequent calendar year shall mean 105% of the Controllable Expense Cap for the immediately preceding calendar year.

b.           Tenant shall pay, in equal monthly installments, Tenant's Pro Rata Share of any estimated Excess Operating Costs for each calendar year which falls (in whole or in part) during the Lease Term (prorated for any partial calendar year at the beginning or end of the Lease Term).  Annually, or from time to time, based on actual and projected Operating Cost data, Landlord may adjust its estimate of Operating Costs upward or downward.  Within fifteen (15) days after notice to Tenant of a revised estimate of Operating Costs, Tenant shall remit to Landlord a sum equal to any shortage of the amount which should have been paid to date for the then current calendar year based on the revised estimate, and all subsequent monthly estimated payments shall be based on the revised estimate.

c.           As soon as possible after the first day of each calendar year, Landlord shall compute the actual Operating Costs for the prior calendar year, and shall give notice thereof to Tenant.  Within thirty (30) days after receipt of such notice, Tenant shall pay any deficiency between the estimated and actual Tenant's Pro Rata Share of Excess Operating Costs for the prior calendar year (prorated for any partial calendar year at the beginning or end of the Lease Term).  In the event of overpayment by Tenant, Landlord shall apply the excess to the next payment of Rent when due, until such excess is exhausted or until no further payments of Rent are due, in which case, Landlord shall pay to Tenant the balance of such excess within thirty (30) days thereafter.  Tenant or its representatives shall have the right, upon reasonable notice, to examine Landlord's books and records with respect to the Operating Costs at the management office during normal business hours at any time within thirty (30) days following the delivery by Landlord to Tenant of the notice of actual Operating Costs.  If Tenant fails to take written exception to any item of Operating Costs within forty-five (45) days following the delivery by Landlord to Tenant of the notice of actual Operating Costs, then Landlord’s notice shall be considered as final and accepted by Tenant.  Notwithstanding any exception made by Tenant, Tenant shall pay Landlord the full amount of the Operating Costs as determined by Landlord, subject to readjustment at such time as any such exception may be resolved in favor of Tenant.

d.           Landlord currently maintains its records of Operating Costs for the Project on a cash basis.  If Landlord chooses in the future to maintain its records for the Project on an accrual accounting basis for Operating Costs purposes, then Operating Costs shall be deemed to have been paid when such expenses have accrued.  Any adjustment of an item of Operating Costs included in a particular calendar year which results in a corresponding adjustment payment by or to Landlord shall constitute an adjustment to Operating Costs during the calendar year when such adjustment is made.

3.4           TAXES.  In addition to Base Rent and other sums to be paid by Tenant hereunder, Tenant shall reimburse Landlord, as additional Rent, on demand, any taxes payable by Landlord (a) upon, measured by or reasonably attributable to the cost or value of Tenant's equipment, fixtures and other personal property located in the Premises or by the cost or value of any leasehold improvements made to the Premises by Tenant or Landlord, regardless of whether title to such improvements are held by Tenant or Landlord; (b) upon or measured by the monthly rental payable hereunder, including, without limitation, any gross receipts tax or excise tax; (c) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; (d) upon this Lease or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

ARTICLE 4
IMPROVEMENTS

4.1           CONSTRUCTION.  Tenant shall take possession of and accept the Premises in an "As Is" condition, without any warranty as to the condition thereof.  No agreement or promise of Landlord, the Managing Agent, or their respective agents or employees to alter, remodel, decorate, clean, or improve the Premises, Building, or Project (or to provide Tenant with any credit or allowance for the same), and no representation regarding the condition of the Premises, Building, or Project has been made to or relied upon by Tenant, except as expressly set forth as “Landlord’s Work” in the Workletter attached hereto as Schedule 6.

4.2           COMMENCEMENT OF POSSESSION.  Tenant acknowledges that Landlord’s Work as set forth in the Workletter may not be completed by the estimated Commencement Date of February 1, 2009, and that this circumstance shall not make Landlord or its agents or contractors liable for any damage, loss, liability or expense caused Tenant thereby.  Notwithstanding the above, if Landlord fails to Substantially Complete (as defined in the Workletter) the Landlord’s Work by March 1, 2009 for reasons other than force majeure and/or Tenant Delay, then Landlord shall reimburse Tenant for Tenant’s holdover rent (less the amount of Tenant’s regular rent) in Tenant’s current premises, which reimbursement shall not exceed the aggregate sum of $6,000.00 for each month or partial month between March 1, 2009 and the Commencement Date.

In addition, if Landlord fails to Substantially Complete the Landlord’s Work by April 1, 2009, for reasons other than force majeure and/or Tenant Delay, then Tenant shall have the right to terminate this Lease by written notice delivered to Landlord after April 1, 2009 and before Substantial Completion of the Landlord’s Work, provided, however, that Tenant’s termination notice shall be deemed rescinded and of no effect if Landlord’s Work is Substantially Completed within the fourteen (14) days following Landlord’s receipt of Tenant’s termination notice. Tenant may not terminate the Lease pursuant to this paragraph unless it has paid all sums that Tenant was required to have paid to Landlord under the Workletter or other provisions of this Lease. Within ten (10) business days following termination of the Lease pursuant to this paragraph, Landlord shall refund to Tenant the sums paid by Tenant to Landlord under the Workletter.

As used in this Lease, “force majeure” shall mean any fire, casualty, lockout, labor dispute, war, terrorist incident, governmental action, labor or material shortage, transportation delay, accident, breakage, strike, shortage of materials, act of God, or other cause beyond Landlord's reasonable control (excluding insufficiency of funds or inability to obtain financing or disbursement of loans)  that prevents Landlord from performing its obligations hereunder.

After the Commencement Date, and within fifteen (15) days of Landlord's request, Tenant shall execute and deliver to Landlord a Commencement Date Certificate in the form attached as Schedule 7, acknowledging the Commencement Date and certifying that the Work has been substantially completed and that Tenant has examined and accepted the Premises.  If Tenant unjustifiably fails to deliver such letter, Tenant shall conclusively be deemed to have made such acknowledgment and certification by occupying the Premises.

ARTICLE 5
PROJECT SERVICES

5.1           PROJECT SERVICES.  Landlord shall furnish the following Project Services:

a.           Utility Services:  Landlord shall provide the utility services listed on Schedule 3 (the "Utility Services").  Should Tenant, in Landlord's sole and reasonable judgment, use additional, unusual or excessive Utility Services, Landlord reserves the right to charge for such services as determined either by a separate sub-meter, installed at Tenant's expense, or by methods specified by an engineer selected by Landlord. Electric power for Tenant lighting and operating of office machines will be separately metered and billed to Tenant by Commonwealth Edison or an alternate electric service provider selected by Landlord.

b.           Maintenance Services:  Landlord shall provide maintenance of all interior and exterior common areas of the Building including lighting, landscaping, cleaning, painting, maintenance and repair of the exterior of the Building and its structural portions and roof, including but not limited to all of the services listed on Schedule 4 (the "Maintenance Services"). Tenant shall bear the cost of replacement of all lamps, tubes, light bulbs, ballasts, starters and other ancillary equipment for lighting fixtures serving the Premises. If Tenant (i) gives Landlord written notice of needed repairs inside the Premises that are required to be performed by Landlord; (ii) does not receive a response from Landlord within fourteen (14) days; and (iii) does not receive a response from Landlord for seven (7) days following a second notice from Tenant, then Tenant may make the needed repairs itself, and Landlord shall reimburse Tenant for the reasonable cost thereof. For purposes of clarity, it is agreed that if  the requested repairs  are reasonably unnecessary, or reasonably outside the scope of Landlord’s contractual obligations hereunder,  then Landlord shall not be deemed to have failed to respond within the meaning of the previous sentence. Tenant shall indemnify and hold harmless Landlord from and against all suits, losses, costs, liabilities, claims demands, actions, expenses and judgments of every kind and character suffered by, recovered from or asserted against Landlord on account of any repairs performed by Tenant pursuant to this section.

c.           Parking:  Tenant shall be entitled to use, without charge and in common with the other tenants of the Project, non-reserved parking spaces at the Project (the "Parking").  Tenant acknowledges that the terms and conditions described in Schedule 5 attached hereto shall apply to Tenant's use of the Parking under this Lease.

The Utility Services, the Maintenance Services and Parking described above shall be collectively referred to as "Project Services."  The costs of Project Services, and of Landlord’s repair, maintenance, and compliance with legal requirements applicable thereto, shall be a part of Operating Costs.

5.2           INTERRUPTION OF SERVICES.  Landlord does not warrant that any of the Project Services will be free from interruption.  Any Project Service may be suspended by reason of accident or of necessary repairs, alterations or improvements (provided that for non-emergency repairs to the Premises, Landlord shall avoid interference with Tenant’s software training classes, other than minimal interference that will not result in training classes having to be suspended, cancelled or postponed in the Tenant’s reasonable discretion, unless Landlord has given Tenant at least thirty (30) day notice of its intention to make such repairs), or by strikes or lockouts, or by reason of operation of law, or causes beyond the reasonable control of Landlord.

ARTICLE 6
TENANT'S COVENANTS

6.1           USE OF PREMISES.

a.           Permitted Usage:  Tenant shall use the Premises for the Permitted Purpose only and for no other purpose.

b.           Compliance with Laws:  Tenant shall, at Tenant's expense, comply with the provisions of all recorded covenants, conditions and restrictions and all building, zoning, fire and other governmental laws, ordinances, regulations or rules now in force or which may hereafter be in force relating to Tenant's use and occupancy of the Premises, the Building, or the Project and all requirements of the carriers of insurance covering the Project. Landlord represents that it is not aware of any covenant, condition, or restriction of record that would prohibit Tenant’s Permitted Usage of the Premises.

c.           Nuisances or Waste:  Tenant shall not do or permit anything to be done in or about the Premises, or bring or keep anything in the Premises that may increase Landlord's fire and extended coverage insurance premium, damage the Building or the Project, constitute waste, constitute an immoral purpose, or be a nuisance, public or private, or menace or other disturbance to tenants of adjoining premises or anyone else.

d.           Hazardous Substances:  Tenant shall (i) comply with all Environmental Laws; (ii) not cause or permit any Hazardous Materials to be treated, stored, disposed of, generated, or used in the Premises or the Project, provided, however, that Tenant may store, use or dispose of products customarily found in offices and used in connection with the operation and maintenance of property if Tenant complies with all Environmental Laws and does not contaminate the Premises, Project or environment; (iii) promptly after receipt, deliver to Landlord any communication concerning any past or present, actual or potential violation of Environmental Laws, or liability of either party for Environmental Damages.  "Environmental Laws" mean all applicable present and future statutes, regulations, rules, ordinances, codes, permits or orders of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and their political subdivisions and all applicable judicial, administrative and regulatory decrees and judgments relating to the protection of public health or safety or of the environment.  "Hazardous Materials" include substances (1) which require remediation under any Environmental Laws; or (2) which are or become defined as a "hazardous waste", "hazardous substance", pollutant or contaminant under any Environmental Laws; or (3) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic; or (4) which contain petroleum hydrocarbons, polychlorinated biphenyls, asbestos, asbestos containing materials or urea formaldehyde.  "Environmental Damages" means all claims, judgments, losses, penalties, fines, liabilities, encumbrances, liens, costs and reasonable expenses of investigation, defense or good faith settlement resulting from violations of Environmental Laws, and including, without limitation:  (A) damages for personal injury and injury to property or natural resources; (B) reasonable fees and disbursement of attorneys, consultants, contractors, experts and laboratories; and (C) costs of any cleanup, remediation, removal, response, abatement, containment, closure, restoration or monitoring work required by any Environmental Law and other costs reasonably necessary to restore full economic use of the Premises or Project.

e.           Alterations and Improvements:  Tenant shall make no alterations or improvements to the Premises without the prior written approval of Landlord and Landlord's mortgagee, if any, which approval will not be unreasonably withheld or delayed so long as the alterations or improvements (a) are not visible from the exterior of the Building, (b) do not affect the mechanical, electrical, HVAC, life safety or other Building operating systems, (c) do not affect the structural components of the Building or require penetration of the floor or ceiling of the Premises, (d) do not involve the use or disturbance of any hazardous or toxic materials, and (e) are not prohibited by any Landlord Rules and Regulations set forth in Schedule 2.  Any such alterations or improvements by Tenant shall be done in a good and workmanlike manner, at Tenant's expense, by a licensed contractor approved by Landlord and in conformity with plans and specifications approved by Landlord.  Landlord shall have the right to supervise any such alterations or improvements, in which event Tenant shall pay to Landlord on demand a fee for such supervision in an amount equal to three percent (3.0%) of the cost of such alterations or improvements (including all "soft costs").  If requested by Landlord, Tenant will post a bond or other security reasonably satisfactory to Landlord to protect Landlord against liens arising from work performed for Tenant.  Landlord's approval of plans and specifications for Tenant's alterations or improvements shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with applicable laws, rules and regulations.

Notwithstanding anything contained herein to the contrary, Tenant may perform alterations to the interior of the Premises without Landlord's prior written consent, provided such alterations are not of the type described above in (a) through (e), and do not cost more than five thousand dollars ($5,000.00) in any calendar year, and further provided that Tenant gives Landlord prior written notice of such alterations (including plans showing any alterations affecting walls or other structures within the Premises), and further provided that such alterations (and the performance thereof) shall otherwise be in compliance with the provisions of this Section (except for the requirement of Landlord's consent).  If the alteration consists solely of carpeting and repainting, Landlord shall not charge Tenant a supervisory fee for such alteration.

f.           Liens:  Tenant shall keep the Premises, Building, and Project free from liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant.  If, at any time, a lien or encumbrance is filed against the Premises, Building, or Project as a result of Tenant's work, materials or obligations, Tenant shall promptly discharge such lien or encumbrance.  If such lien or encumbrance has not been removed within thirty (30) days from the date it is filed, Tenant agrees to deposit with Landlord cash or a bond, which shall be in a form and be issued by a company acceptable to Landlord in its sole discretion, in an amount equal to 150% of the amount of the lien, to be held by Landlord as security for the lien being discharged.

g.           Rules and Regulations:  Tenant shall observe, perform and abide by all the rules and regulations promulgated by Landlord from time to time. Schedule 2 sets forth Landlord's rules and regulations in effect on the date hereof.

h.           Signage:  Tenant shall be permitted to display its name on one slot of the Building’s new monument sign, subject to the approval of the Village of Schaumburg, and consistent with the size, design, color, lighting, and other specifications selected by Landlord for other slots on the monument sign. Tenant shall obtain the prior approval of the Landlord before placing any sign or symbol in doors or windows or elsewhere in or about the Premises, or upon any other part of the Building or Project including building directories.  Any signs or symbols which have been placed without Landlord's approval may be removed by Landlord at Tenant’s expense.  Upon expiration or termination of this Lease, all signs installed by Tenant shall be removed and any damage resulting therefrom shall be promptly repaired, or such removal and repair may be done by Landlord and the cost charged to Tenant as Rent.  Tenant shall be entitled, at Landlord’s expense, to its Proportionate Share of initial building standard listings on the Building directory, and to building-standard suite entry signage; changes to such listings or signage shall be at Tenant’s expense.

6.2           INSURANCE.

a.           Tenant shall, at its own expense, procure and maintain during the Lease Term: (i) all risk insurance, including coverage for loss or damage resulting from water or theft, on merchandise, trade fixtures, and personal property owned by the Tenant, and property of others in the Tenant’s possession, on a full replacement cost and agreed value basis, and (ii) worker's compensation insurance in at least the statutory amounts, and (iii) commercial general liability insurance with respect to the Premises and Tenant's activities in the Premises, Building, and Project, providing bodily injury, personal injury, contractual liability, and property damage coverage with a maximum $5,000 deductible, or such other amount approved by the Landlord, in writing, and minimum coverage limits of $3,000,000 for any one occurrence with a policy general aggregate of $5,000,000 with respect to bodily injury or death, personal injury, contractual liability and property damage.

b.           Nothing in this Section 6.2 shall prevent Tenant from obtaining insurance of the kind and in the amounts provided for under this section under a blanket insurance policy covering other properties as well as the Premises, provided, however, that any such policy of blanket insurance (i) shall specify the amounts of the total insurance allocated to the Premises, which amounts shall not be less than the amounts required by subparagraph a above, and (ii) such amounts so specified shall be sufficient to prevent any one of the assureds from becoming a coinsurer within the terms of the applicable policy, and (iii) shall, as to the Premises, otherwise comply as to endorsements and coverage with the provisions of this paragraph.  Tenant's insurance shall be with a company which has a rating equal to or greater than Best's Insurance Reports classification of A, Class X or its equivalent, as such classification is determined as of the Commencement Date.  Landlord, Managing Agent, and Landlord's mortgagee, if any, shall be named as "additional insureds" under Tenant's general liability insurance, and such Tenant's insurance shall be primary and non-contributing with Landlord's insurance.  Tenant's insurance policies shall contain endorsements requiring the carrier to endeavor to provide thirty (30) days notice to Landlord and Landlord's mortgagee, if any, prior to any cancellation, lapse, nonrenewal, or reduction in amount of coverage. Within two (2) business days of Tenant’s receipt of a notice of any cancellation, lapse, nonrenewal, or reduction in amount of coverage, Tenant shall deliver a copy of such notice to Landlord.

c.           Tenant shall deliver to Landlord as a condition precedent to its taking occupancy of the Premises, Certificates of Insurance for all required insurance obligations hereunder including evidence of contractual liability and additional insured status on a primary and non-contributing basis with respect to liability coverage, or certified copies of any of the policies evidencing such insurance obligations.

d.           Landlord shall at all times maintain commercial general liability insurance, “all risk” property insurance on the Building, and other customary forms of insurance in amounts that prudent owners of buildings similar to the Building maintain, the costs of all of which shall be included in Operating Costs.

6.3           REPAIRS.  Tenant, at its sole expense, agrees to maintain the interior of the Premises in a neat, clean and sanitary condition.  If Tenant fails to maintain or keep the Premises in good repair and such failure continues for five (5) days after written notice from Landlord (provided Tenant is not diligently moving to correct such failure), or if such failure results in a nuisance or health or safety risk, Landlord may perform any such required maintenance and repairs and the cost thereof (plus a markup not to exceed 3.0% of such cost for Landlord's overhead and supervision) shall be payable by Tenant as Rent within ten (10) days of receipt of an invoice from Landlord.  Tenant shall also pay to Landlord the costs of any repair to the Building or Project necessitated by any act or neglect of Tenant.

6.4           ASSIGNMENT AND SUBLETTING.  Tenant shall not assign, mortgage, pledge, or encumber this Lease, or permit all or any part of the Premises to be subleased, without the prior written consent of Landlord and Landlord's mortgagee, if any, which consent shall not be unreasonably withheld or delayed.  The transfer (whether direct or indirect) of all or a majority of the voting or controlling equity in Tenant (other than the shares of the capital stock of a corporate Tenant whose stock is publicly traded), or the merger, consolidation, reorganization, or liquidation of Tenant, or the sale of all or substantially all of the assets of Tenant, shall be considered a Transfer for the purposes of this Section.  Notwithstanding the foregoing, Tenant shall have the right to assign or sublease part or all of the Premises to an “Affiliate” of Tenant (defined below) with prior written notice to Landlord but without Landlord’s consent, provided that (i) Tenant (assuming that entity still exists) continues to be primarily liable on its obligations as set forth herein; (ii) such Affiliate has a net worth and creditworthiness no less than the net worth and creditworthiness of Tenant as of the date of this Lease, and agrees in writing to assume and be bound by all covenants and obligations of Tenant hereunder; (iii) such Affiliate is, in Landlord's good faith judgment, compatible with other tenants in the Building and seeks to use the Premises only for the Permitted Purpose and for a use that is not prohibited under the terms of a lease with another tenant in the Building; (iv) there is not then an Event of Default by Tenant under this Lease, and (v) such Affiliate’s use would not result in a material change in the number of personnel working in, or members of the general public visiting, the Premises. As used herein, “Affiliate” means any entity (1) which then owns and controls Tenant; (2) is then owned and controlled by Tenant; (3) is then owned and controlled by an entity described in (1); (4) with which Tenant may merge or consolidate; or (5) which acquires all or substantially all of the voting equity, or assets, of Tenant.

In addition to other reasonable bases, Tenant hereby agrees that Landlord shall be deemed to be reasonable in withholding its consent, if: (a) such proposed assignment or sublease is for less than the whole of the Premises or is for a term less than the whole of the remaining Lease Term; or (b) such proposed assignment or sublease is to any party who is then a tenant of the Building or Project, or who is then negotiating for space in the Building or Project, if Landlord has comparable space available for such tenant or prospective tenant; or (c) Tenant is in default under any of the terms, covenants, conditions, provisions and agreements of this Lease at the time of request for consent or on the effective date of such subletting or assignment; or (d) the proposed subtenant or assignee is, in Landlord's good faith judgment, incompatible with other tenants in the Building, or seeks to use any portion of the Premises for a use not consistent with other uses in the Building, or is financially incapable of assuming the obligations of this Lease; or (e) the proposed assignee or sublessee or its business is subject to compliance with additional requirements of the law (including related regulations) commonly known as the "Americans with Disabilities Act" beyond those requirements which are applicable to the Tenant, unless the proposed assignee or sublessee shall: (i) first deliver plans and specifications for complying with such additional requirements and obtain Landlord's consent thereto, and (ii) comply with all Landlord's conditions for or contained in such consent, including without limitation, requirements for security to assure the lien-free completion of such improvements.  Tenant shall submit to Landlord the name of a proposed assignee or subtenant, the terms of the proposed assignment or subletting, a copy of the proposed assignment document or sublease, the nature of the proposed subtenant's business and such information as to the assignee's or subtenant's financial responsibility and general reputation as Landlord may reasonably require.

No subletting or assignment, even with the consent of Landlord, shall relieve Tenant of its primary obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder.  The acceptance of Rent by Landlord from any other person or entity shall not be deemed to be waiver by Landlord of any provision of this Lease or to be a consent to any assignment, subletting or other transfer.  Consent to one assignment, subletting or other transfer shall not be deemed to constitute consent to any subsequent assignment, subletting or transfer.

In lieu of giving any consent to a sublet or an assignment of all the Premises, Landlord may, at Landlord's option, elect to terminate this Lease.  In the case of a proposed subletting of a portion of the Premises, Landlord may, at Landlord's option, elect to terminate the Lease with respect to that portion of the Premises being proposed for subletting.  The effective date of any such termination shall be thirty (30) days after the proposed effective date of any proposed assignment or subletting.

Fifty percent (50%) of any proceeds in excess of Base Rent and Tenant's Pro Rata Share of Excess Operating Costs which is received by Tenant pursuant to an assignment or subletting consented to by Landlord, less reasonable brokerage commissions actually paid by Tenant, and less other costs incurred by Tenant in connection with making the space available for lease, shall be remitted to Landlord as extra Rent within ten (10) days of receipt by Tenant.  For purposes of this paragraph, all money or value in whatever form received by Tenant from or on account of any party as consideration for an assignment or subletting shall be deemed to be proceeds received by Tenant pursuant to an assignment or subletting.

6.5           ESTOPPEL CERTIFICATE.  From time to time and within ten (10) days after request by Landlord, Tenant shall execute and deliver a certificate to any proposed lender or purchaser, or to Landlord, together with a true and correct copy of this Lease, certifying with any appropriate exceptions, (i) that this Lease is in full force and effect without modification or amendment, (ii) the amount of Rent payable by Tenant and the amount of the Deposit and of any prepaid Rent paid by Tenant to Landlord, (iii) the nature and kind of concessions, rental or otherwise, if any, which Tenant has received or is entitled to receive, (iv) that Tenant has not assigned its rights under this Lease or sublet any portion of the Premises, (v) that Landlord has performed all of its obligations due to be performed under this Lease and that there are no defenses, counterclaims, deductions or offsets outstanding or other excuses for Tenant's performance under this Lease, (vi) that such proposed lender or purchaser may rely on the information contained in the certificate, and (vii) any other fact reasonably requested by Landlord or such proposed lender or purchaser.

ARTICLE 7
LANDLORD'S RESERVED RIGHTS

7.1           SUBSTITUTE PREMISES.  Intentionally Deleted.

7.2           ADDITIONAL RIGHTS RESERVED TO LANDLORD.  Without notice and without liability to Tenant or without effecting an eviction or disturbance of Tenant's use or possession, Landlord shall have the right to (i) grant utility easements or other easements in, or replat, subdivide or make other changes in the legal status of the land underlying the Building or the Project as Landlord shall deem appropriate in its sole discretion, provided such changes do not substantially interfere with Tenant's use of the Premises for the Permitted Purpose; (ii) enter the Premises at reasonable times upon reasonable oral or written notice to Tenant, and at any time without notice in the event of an emergency, to inspect, alter or repair the Premises or the Building and to perform any acts related to the safety, protection, reletting, sale or improvement of the Premises or the Building; (iii) change the name or street address of the Building or the Project; (iv) install and maintain signs on and in the Building and the Project; and (v) provided not in conflict with this Lease, make such rules and regulations as, in the sole judgment of Landlord, may be needed from time to time for the safety of the tenants, the care and cleanliness of the Premises, the Building and the Project and the preservation of good order therein. For non-emergency repairs to the Premises, Landlord shall avoid interference (other than minimal interference as described in section 5.2 hereof) with Tenant’s software training classes, unless Landlord has given Tenant at least thirty (30) day notice of its intention to make such repairs.

ARTICLE 8
CASUALTY AND UNTENANTABILITY

8.1           CASUALTY AND UNTENANTABILITY.  If as a result of fire or other casualty, the Building is made substantially untenantable, or Tenant's use and occupancy of the Premises are substantially interfered with due to damage to the common areas of the Building, or the Premises are made wholly or partially untenantable, then Landlord may, by notice to Tenant within forty-five (45) days after the damage, terminate this Lease.  In addition, if such a casualty occurs during the last twelve (12) months of the term of this Lease, either party may, by notice to the other party within thirty (30) days after the damage, terminate this Lease.  Such termination shall become effective as of the date of such casualty.

If this Lease is not terminated as provided above following a fire or other casualty, then Landlord shall restore the Premises to the condition they were in on the Commencement Date, not including any personal property of Tenant or alterations performed by Tenant.

If the Landlord does not terminate this Lease as provided above, and fails within two hundred ten (210) days from the date of such casualty to eliminate substantial interference with Tenant's use and occupancy of the Premises caused by damage to the common areas, or fails to restore the Premises, Tenant may terminate this Lease as of the end of such 210-day period.

Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that, to the extent any Superior Instrument (as defined in Section 13.4 below) conflicts with the terms of this Article 8, the terms of such Superior Instrument shall control with respect to the disbursement and application of insurance proceeds, and that Landlord will comply with all requirements of the holder of any such Superior Instrument to deposit such insurance proceeds in escrow pending the application and disbursement of such insurance proceeds.

In the event of termination of this Lease pursuant to this section, Rent shall be prorated on a per diem basis and paid to the date of the casualty, unless the Premises shall be tenantable, in which case Rent shall be payable to the date of the lease termination.  If the Premises are untenantable and this Lease is not terminated, Rent shall abate on a per diem basis from the date of the casualty until the Premises are ready for occupancy by Tenant.  If part of the Premises is untenantable, Rent shall be prorated on a per diem basis and apportioned in accordance with the part of the Premises which is usable by Tenant until the damaged part is ready for Tenant's occupancy.  Notwithstanding the foregoing, if any damage was proximately caused by a grossly negligent or willful act or omission of Tenant, its employees, agents, contractors, licensees or invitees, then, in such event, Tenant agrees that Rent shall not abate or be diminished during the term of this Lease.

ARTICLE 9
CONDEMNATION

9.1           CONDEMNATION.  If all or any part of the Premises shall be taken under power of eminent domain or sold under imminent threat to any public authority or private entity having such power, this Lease shall terminate as to the part of the Premises so taken or sold, effective as of the date possession is required to be delivered to such authority.  In such event, Base Rent shall abate in the ratio that the portion of Tenant's Square Footage taken or sold bears to Tenant's Square Footage.  If a partial taking or sale of the Premises, Building, or Project (i) substantially reduces Tenant's Square Footage resulting in a substantial inability of Tenant to use the Premises for the Permitted Purpose, or (ii) renders the Building or the Project not commercially viable to Landlord in Landlord's sole opinion, either Tenant in the case of (i), or Landlord in the case of (ii), may terminate this Lease by notice to the other party within thirty (30) days after the terminating party receives written notice of the portion to be taken or sold.  Such termination shall be effective one hundred eighty (180) days after notice thereof, or when the portion is taken or sold, whichever is sooner.  All condemnation awards and similar payments shall be paid and belong to Landlord, except any amounts awarded or paid specifically to Tenant for removal and reinstallation of Tenant's trade fixtures, personal property or Tenant's moving costs.

ARTICLE 10
WAIVER AND INDEMNITY

10.1           LIABILITY WAIVER.  Except for those claims arising from the Landlord’s gross negligence or willful misconduct, Tenant, to the extent permitted by law, hereby releases Landlord and waives any right of recovery or subrogation for injury to persons or damage to property sustained by any third person (including employees), firm, or corporation against which Tenant is provided protection by the insurance coverage afforded Tenant through any Liability or Workers’ Compensation Insurance Policies.  Tenant agrees that such policies of insurance shall contain appropriate waiver of subrogation and right of recovery clauses.

10.2           INDEMNIFICATION.  Except in the case of Landlord’s gross negligence or willful misconduct, Tenant will indemnify Landlord and hold Landlord harmless of, from and against all suits, losses, costs, liabilities, claims demands, actions, expenses and judgments of every kind and character suffered by, recovered from or asserted against Landlord on account of injury or damage to person or property to the extent that any such damage or injury may be incident to, arise out of, or be caused, either proximately or remotely, wholly or in part, by an act, omission, negligence, or misconduct on the part of the Tenant or any of its agents, servants, employees, contractors, patrons, guests, licensees, or invitees or of any other person entering upon the Premises under or with the express or implied invitation or permission of Tenant or when any such injury or damage is the result, proximate or remote, of the violation by Tenant or any of its agents, servants, employees, contractors, patrons, guests, licensees or invitees of any law, ordinance, or governmental order, or when any such injury or damage may in any other way arise from or out of the occupancy or use by Tenant, its agents, servants, employees, contractors, patrons, guests, licensees or invitees of the Premises.  Tenant agrees to indemnify, defend, reimburse and hold Landlord harmless against any Environmental Damages incurred by Landlord arising from Tenant’s breach of Section 6.1(d) of the Lease.

10.3           WAIVER OF SUBROGATION.  In the event of fire or other loss to the Premises or the Building, Tenant and Landlord release each other and waive any right of subrogation or recovery against each other for loss or damage to the waiving party or its respective property, which occurs in or about the Premises or Building, whether due to the negligence of either party, their agents, employees, officers, contractors, licensees, invitees or otherwise, to the extent that such loss or damage is insurable against under the terms of the insurance contracts required hereunder.  Tenant and Landlord agree that all policies of insurance obtained by either of them in connection with the Premises shall contain appropriate waiver of subrogation clauses.

10.4           LIMITATION OF LANDLORD'S LIABILITY.  The obligations of Landlord under this Lease do not constitute personal obligations of the individual members, managers, partners, shareholders, directors, officers, employees or agents of Landlord, and Tenant shall look solely to Landlord's interest in the Project and to no other assets of Landlord for satisfaction of any liability in respect of this Lease.  Tenant will not seek recourse against the individual members, managers, partners, shareholders, directors, officers, employees or agents of Landlord or any of their personal assets for such satisfaction.  Notwithstanding any other provisions contained herein, Landlord shall not be liable to Tenant, its contractors, agents or employees for any consequential damages or damages for loss of profits.

ARTICLE 11
TENANT'S DEFAULT AND LANDLORD'S REMEDIES

11.1           TENANT'S DEFAULT.  It shall be an "Event of Default" if Tenant shall (i) fail to pay any monthly installment of Base Rent or Tenant's Pro Rata Share of Excess Operating Costs, or any other sum payable hereunder when due, if such failure is not cured within five (5) days after written notice from Landlord; (ii) violate or fail to perform any conditions, covenants, or agreements herein made by Tenant respecting Tenant's insurance requirements as specified in Section 6.2, and such violation or failure shall continue for five (5) business days after written notice thereof to Tenant by Landlord; (iii) violate or fail to perform any of the other conditions, covenants or agreements herein made by Tenant, and such violation or failure shall continue for twenty (20) days after written notice thereof to Tenant by Landlord; provided, however, if such default is of a nature that it cannot reasonably be cured within twenty (20) days, it shall not be an Event of Default if Tenant commences to cure within such period and diligently prosecutes such cure to completion within the time reasonably required for such cure, not to exceed sixty (60) days; (iv) make a general assignment for the benefit of its creditors or file a petition for bankruptcy or other reorganization, liquidation, dissolution or similar relief; (v) have a proceeding filed against Tenant seeking any relief mentioned in (iv) above; (vi) have a trustee, receiver or liquidator appointed for Tenant or a substantial part of its property; (vii) abandon or vacate the Premises for more than thirty (30) days, regardless of whether Tenant remains current in the payment of Rent; (viii) default under any other lease, if any, within the Project; or (ix) if Tenant is a partnership, if any partner of the partnership is involved in any of the acts or events described in subparagraphs (i) through (viii) above.

11.2           REMEDIES OF LANDLORD.  If an Event of Default occurs, Landlord may at its option, at any time after five (5) days’ written notice to Tenant, reenter the Premises, remove all persons therefrom, take possession of the Premises, and remove all of Tenant's personal property at Tenant's risk and expense, and/or either (i) terminate this Lease and Tenant's right of possession of the Premises or (ii) maintain this Lease in full force and effect and endeavor to relet all or part of the Premises.  In the event Landlord elects to maintain this Lease, Landlord shall have the right to relet the Premises for such rent and upon such terms as Landlord deems reasonable and necessary, and Tenant shall be liable for all damages sustained by Landlord, including but not limited to, any deficiency in Rent for the period of time which would have remained in the Lease Term in the absence of any termination, leasing fees, attorneys' fees, other marketing and collection costs, the cash value of any concessions granted to Tenant and all expenses of placing the Premises in rentable condition comparable to its condition as of the Commencement Date.  Landlord retains the right to terminate this Lease, at any time, notwithstanding that Landlord fails to terminate this Lease initially.  If Landlord is unable after diligent efforts to relet the Premises within 90 days after termination of this Lease, Landlord may elect at any time thereafter to have Tenant immediately pay, as liquidated damages and not as a penalty, (x) all Rent then due plus (y) the present value (discounted at 6% per annum) of all Rent which would have become due (based on Base Rent and Tenant's Pro Rata Share of Excess Operating Costs payable at the time of such election) for the period of time which would have remained in the Lease Term in the absence of such termination, less the present value (also discounted at 6% per annum) of the fair market rental value of the Premises for the remainder of the Lease Term as determined by Landlord in its commercially reasonable discretion, taking into consideration the time, expenses, and tenant concessions that Landlord reasonably believes to be required to relet the Premises.

The remedies granted to Landlord herein shall be cumulative and shall not exclude any other remedy allowed by law, and shall not prevent the enforcement of any claim Landlord may have against Tenant for anticipatory breach of the unexpired term of this Lease, including without limitation, a claim for attorney's fees incurred by Landlord.

ARTICLE 12
TERMINATION

12.1           SURRENDER OF PREMISES.  On expiration or termination of this Lease, Tenant shall surrender the Premises in the same condition as when the Lease Term commenced, ordinary wear and tear or damage from casualty excepted.  Except for furnishings, trade fixtures, telephone and data cabling/wiring, Tenant installed supplemental HVAC equipment, and other personal property installed by Tenant or at Tenant's expense, all of which shall be removed by Tenant at the expiration or earlier termination of the Lease, all alterations, additions or improvements, whether temporary or permanent in character, made in or upon the Premises, either by Landlord or Tenant, shall be Landlord's property and at the expiration or earlier termination of the Lease Term shall remain on the Premises without compensation to Tenant.  Notwithstanding the above, Tenant shall, at its expense and without delay, remove any alterations, additions or improvements which Landlord designated to be removed when Landlord consented to Tenant's such alterations, additions, or improvements, and Tenant shall repair any damage to the Premises or the Building caused by such removal.  If Tenant fails to repair the Premises, Landlord may complete such repairs and Tenant shall reimburse Landlord for such repair and restoration.  Landlord shall have the option to require Tenant to remove all its property.  If Tenant fails to remove such property as required under this Lease, Landlord may dispose of such property in its sole discretion without any liability to Tenant, and further may charge the cost of any such disposition (including storage expenses) to Tenant.

12.2           HOLD OVER TENANCY.  If Tenant retains possession of the Premises after the expiration or termination of the Term or Tenant's right to possession of the Premises, Tenant shall pay Rent during such holding over an amount equal to 125% (increasing to 150% if such holding over lasts more than one month) of all Rent which would become due (based on Base Rent and Tenant's Pro Rata Share of Excess Operating Costs payable for the last month of the Lease Term, together with all other amounts payable by Tenant to Landlord under this Lease), computed on a monthly basis for each month or partial month that Tenant remains in possession.  Tenant shall also pay, indemnify and defend Landlord from and against all claims and damages, consequential as well as direct, sustained by reason of Tenant's holding over, including without limitation damages associated with Landlord’s inability to deliver the Premises to or prepare them for a new tenant.  The provisions of this section do not waive Landlord's right of re-entry or right to regain possession by actions at law or in equity or any other rights hereunder, and any receipt of payment by Landlord shall not be deemed a consent by Landlord to Tenant's remaining in possession or be construed as creating or renewing any lease or right of tenancy between Landlord and Tenant.

ARTICLE 13
MISCELLANEOUS

13.1           QUIET ENJOYMENT.  If and so long as Tenant pays all Rent and keeps and performs each and every term, covenant and condition herein contained on the part of Tenant to be kept and performed, Tenant shall quietly enjoy the Premises without hindrance by Landlord.

13.2           ACCORD AND SATISFACTION.  No receipt and retention by Landlord of any payment tendered by Tenant in connection with this Lease shall constitute an accord and satisfaction, or a compromise or other settlement, notwithstanding any accompanying statement, instruction or other assertion to the contrary unless Landlord expressly agrees to an accord and satisfaction, or a compromise or other settlement, in a separate writing duly executed by Landlord.  Landlord will be entitled to treat any such payments as being received on account of any item or items of Rent, interest, expense or damage due in connection herewith, in such amounts and in such order as Landlord may determine at its sole option.

13.3           SEVERABILITY.  The parties intend this Lease to be legally valid and enforceable in accordance with all of its terms to the fullest extent permitted by law.  If any term hereof shall be invalid or unenforceable, the parties agree that such term shall be stricken from this Lease to the extent unenforceable, the same as if it never had been contained herein.  Such invalidity or unenforceability shall not extend to any other term of this Lease, and the remaining terms hereof shall continue in effect to the fullest extent permitted by law, the same as if such stricken term never had been contained herein.

13.4           SUBORDINATION AND ATTORNMENT.  Tenant acknowledges that this Lease is automatically subject and subordinate to all leases in which Landlord is lessee and to any mortgage or deed of trust now in force against the Building and/or Project, and to all advances made or hereafter to be made thereunder, or any amendments or modifications thereof.  Tenant further acknowledges that this Lease shall automatically be subordinate to any future leases in which Landlord is lessee and to any future mortgage or deed of trust hereafter in force against the Building and/or Project, and to all advances made or hereafter to be made thereunder.  All such existing and future leases, mortgages and deeds of trust referred to collectively as "Superior Instruments."  Tenant also agrees that if the holder of any Superior Instrument elects to have this lease be superior to its Superior Instrument and gives notice of its election to Tenant, then this lease shall be superior to the lien of any such lease, mortgage or deed of trust and all renewals, replacements and extensions thereof, whether this Lease is dated before or after such lease, mortgage or deed of trust.  Tenant further agrees to execute and deliver to Landlord such further instruments consenting to or confirming the subordination of this Lease to any mortgage and to any ground lease, and containing such other related provisions which may be reasonably requested in writing by Landlord, or by Landlord’s mortgagee or ground lessor, within ten (10) days after Tenant’s receipt of such written request. As long as Tenant is not in Default under this Lease, this paragraph shall not result in a disturbance or interference with Tenant’s Permitted Usage of the Premises or Tenant’s rights hereunder.

In the event of any transfer in lieu of foreclosure or termination of a lease in which Landlord is lessee or the foreclosure of any Superior Instrument, or sale of the Property pursuant to any Superior Instrument, Tenant shall attorn to such purchaser, transferee or lessor and recognize such party as landlord under this Lease, provided such party acquires and accepts the Premises subject to this lease.  The agreement of Tenant to attorn contained in the immediately preceding sentence shall survive any such foreclosure sale or transfer. As long as Tenant is not in Default under this Lease, this paragraph shall not result in a disturbance or interference with Tenant’s Permitted Usage of the Premises or Tenant’s rights hereunder.

Tenant and Landlord shall execute Landlord’s existing mortgage lender’s current form of Lease Subordination, Nondisturbance And Attornment Agreement (a copy of which has been provided to Tenant).  Landlord will then use commercially reasonable efforts to obtain the lender’s signature thereon.

13.5           ATTORNEY'S FEES.  If the services of an attorney are required by any party to secure the performance under this Lease or otherwise upon the breach or default of the other party to the Lease, or if any judicial remedy is necessary to enforce or interpret any provision of the Lease, the prevailing party shall be entitled to reasonable attorney's fees, costs and other expenses, in addition to any other relief to which such prevailing party may be entitled.

13.6           APPLICABLE LAW.  This Lease shall be construed according to the laws of the state in which the Premises are located.

13.7           BINDING EFFECT; GENDER.  This Lease shall be binding upon and inure to the benefit of the parties and their successors and assigns.  It is understood and agreed that the terms "Landlord" and "Tenant" and verbs and pronouns in the singular number are uniformly used throughout this Lease regardless of gender, number or fact of incorporation of the parties hereto.

13.8           TIME.  Time is of the essence of this Lease.

13.9           ENTIRE AGREEMENT.  This Lease and the schedules and addenda attached set forth all the covenants, promises, agreements, representations, conditions, statements and understandings between Landlord and Tenant concerning the Premises and the Building and the Project, and there are no representations, either oral or written between them other than those in this Lease.  This Lease shall not be amended or modified except in writing signed by both parties.  Failure to exercise any right in one or more instances shall not be construed as a waiver of the right to strict performance or as an amendment to this Lease.

13.10                      NOTICES.  Any notice or demand provided for or given pursuant to this Lease shall be in writing and served on the parties at the addresses listed in Sections 1.1(n) and (o). Any notice shall be either (i) personally delivered to the addressee set forth above, in which case it shall be deemed delivered on the date of delivery to said addressee; or (ii) sent by registered or certified mail/return receipt requested, in which case it shall be deemed delivered 3 business days after being deposited in the U.S. Mail; or (iii) sent by a nationally recognized overnight courier, in which case it shall be deemed delivered 1 business day after deposit with such courier. The addresses listed in Sections 1.1(n) and (o) may be changed by written notice to the other parties, provided, however, that no notice of a change of address shall be effective until the date of delivery of such notice. Copies of notices are for informational purposes only and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

13.11                      HEADINGS.  The headings on this Lease are included for convenience only and shall not be taken into consideration in any construction or interpretation of this Lease or any of its provisions.

13.12                      BROKERAGE COMMISSIONS.  Tenant and Landlord each represents to the other that no broker or agent was instrumental in procuring or negotiating or consummating this Lease other than Broker of Record whose compensation shall be paid by Landlord, and Cooperating Broker, if any, whose compensation shall be paid by Broker of Record, and Tenant and Landlord each agree to defend, indemnify and hold harmless the other party against any loss, cost, expense or liability  for any compensation, commission, fee or charge, including reasonable attorney's fees, resulting from any claim of any other broker, agent or finder claiming under or through the indemnifying party in connection with this Lease or its negotiation.

13.13                      SALE BY LANDLORD.  In the event of sale or conveyance or transfer by Landlord of its interest in the Project or in any Building or Buildings in which the Premises are located or in this Lease, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease.  This Lease shall not be affected by any such sale, conveyance or transfer.

13.14                      JOINT AND SEVERAL LIABILITY. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant's obligations under this Lease.

13.15                      COUNTERPARTS.  This Lease may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.  Landlord shall have the unilateral right to insert the date of this Lease on page 1 and the cover page hereof.

13.16                      EXECUTION, DELIVERY.  Landlord’s submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease.  This instrument is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant; provided, however, that Tenant’s execution and delivery of this Lease to Landlord or its agents shall constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.  Any person signing this Lease on behalf of Landlord or Tenant warrants and represents that (s)he has authority to do so.

13.17                      ILLINOIS REGISTRATION.  Within five (5) business days following its execution of this Lease, Tenant shall provide evidence to Landlord that Tenant is in good standing in the State in which it is incorporated, is registered to do business in the State of Illinois, and is in good standing with the Illinois Secretary of State.

ARTICLE 14
RENEWAL AND ROFR

14.1           RENEWAL OPTION.  Subject to the provisions hereinafter set forth, Landlord hereby grants to Tenant an option to renew the Term of this Lease on the same terms, conditions and provisions as contained in this Lease, except as otherwise provided herein, for one period of five (5) years (the “Renewal Period”) after the expiration of the initial Term, which Renewal Period shall commence on the day after the Expiration Date (the “Renewal Period Commencement Date”) and end on the day before the fifth (5th) anniversary of the Renewal Period Commencement Date (the “Renewal Period Expiration Date”).

a.           Said option shall be exercisable by written notice from Tenant to Landlord of Tenant’s election to exercise said option given not later than the date which is nine (9) months prior to the Renewal Period Commencement Date, time being of the essence.  If Tenant’s option is not so exercised, said option shall thereupon expire.

b.           Tenant may exercise said option, and an exercise thereof shall be effective, only if at the time of Tenant’s exercise of said option, and on the Renewal Period Commencement Date: (i) this Lease is in full force and effect, (ii) Tenant is not in Default under this Lease, and (iii) the entire Premises are occupied by the original Tenant named herein (or an Affiliate) and said Tenant has not assigned this Lease or sublet all or any portion of the Premises (other than to an Affiliate).  Without limitation of the foregoing, no assignee and no sublessee, other than an Affiliate, shall be entitled to exercise the renewal option under this Section.

c.           It shall be a condition to the effectiveness of an exercise of said option that Tenant shall submit current audited and certified financial statements of Tenant (unless Tenant’s financial statements are not audited, in which case reviewed statements shall be acceptable) to Landlord concurrently with Tenant’s notice exercising said option.

d.           During the Renewal Period, Tenant shall continue to pay Tenant's Pro Rata Share of Excess Operating Costs as set forth in the Lease, and Tenant’s Base Rent per RSF, with respect to all space included in the Premises as of the Renewal Period Commencement Date, shall be as follows:

Renewal Year	Base Rent/RSF
1	$26.00
2	$26.50
3	$27.00
4	$27.50
5	$28.00

e.           If Tenant has validly exercised said option, within thirty (30) days after request by either party hereto Landlord and Tenant shall enter into a written amendment to this Lease confirming the terms, conditions and provisions applicable to the Renewal Period as determined in accordance herewith.

14.2           ROFR.  Subject to the provisions below, and provided there is no Event of Default by Tenant under the Lease and that Tenant has not subleased or assigned its rights thereunder, Tenant shall have a Right of First Refusal (“ROFR”) with respect to the suite which is contiguous to the Premises and contains approximately 3,499 RSF, as depicted on Schedule 1A attached to this Lease (“ROFR Space”).  The ROFR shall begin on the Commencement Date and shall expire when there shall be less than 18 months remaining in the Lease Term (excluding any then unexercised renewal option).  Landlord shall periodically advise Tenant in writing (“ROFR Notice”) of the major economic terms of any bona fide offer to lease the ROFR Space which Landlord has made to or received from a third party. The major economic terms in the ROFR Notice shall include, at a minimum, the lease term, base rental rate, operating cost stop or Base Year, tenant improvement allowance, and rent commencement date. During the five (5) business days after Tenant’s receipt of the ROFR Notice, Tenant may lease the ROFR Space by advising Landlord in writing (“Acceptance Notice”) that it wishes to lease the ROFR Space, in which event Landlord and Tenant shall enter into a separate lease or lease amendment within the following twenty (20) days adding the ROFR Space to the Premises upon the major economic terms for the ROFR Space specified in the ROFR Notice, including the lease term, and otherwise containing provisions equivalent to those in this Lease. Tenant shall lease the ROFR Space “As is,” with no agreement of Landlord to alter, remodel, decorate, clean or improve the ROFR Space, or to provide Tenant with any credit or allowance for the same, except as expressly set forth in the ROFR Notice.  If Tenant does not provide a timely Acceptance Notice, or timely execute the separate lease or ,,lease amendment, then Landlord may lease the ROFR Space on substantially similar terms  (i.e., within 7.5%) to any third person during the eight (8) months following the ROFR Notice without further notice to Tenant.  Tenant shall have no further ROFR rights once the ROFR Space has been leased to a third person.

[Remainder of page intentionally left blank; signature page follows]

This Lease is executed as of the date first written above.

LANDLORD
AGF WOODFIELD OWNER, L.L.C., a Delaware limited liability company
By:    JONES LANG LASALLE AMERICAS
(ILLINOIS), L. P., Property Manager and Authorized Agent
By:                  /s/ Timothy W. Casey
Name:                   Timothy W. Casey
Its:                    Vice President

TENANT THE ULTIMATE SOFTWARE GROUP, INC., a Delaware corporation By: /s/ Robert Manne Name: Robert Manne Its: Vice President

Page

SCHEDULE 1
DEPICTION OF PREMISES

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SCHEDULE 1A
DEPICTION OF ROFR SPACE

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SCHEDULE 2
RULES AND REGULATIONS

GENERAL RULES

Tenant shall faithfully observe and comply with the following Rules and Regulations.

1.           Tenant shall not alter any locks or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord's prior written consent.  Tenant shall bear the cost of any lock changes or repairs required by Tenant.  Keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.

2.           All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.  Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

3.           Landlord reserves the right to close and keep locked all entrance and exit doors of the Project except during the Project's normal hours of business as defined in section 11.4 of the Lease.  Tenant, its employees and agents must be sure that the doors to the Project are securely closed and locked when leaving the Premises if it is after the normal hours of business of the Project.  Tenant, its employees, agents or any other persons entering or leaving the Project at any time when it is so locked, or any time when it is considered to be after normal business hours for the Project, may be required to sign the Project register.  Access to the Project may be refused unless the person seeking access has proper identification or has a previously received authorization for access to the Project. Landlord reserves the right to refuse admittance to the Project after business hours to any person not producing both a key to the Premises and/or a pass issued by Landlord. Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Project of any person.  In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4.           Landlord reserves the right, in Landlord's sole and absolute discretion, to close or limit access to the Project and/or the Premises, from time to time, due to the failure of utilities, due to damage to the Project and/or the Premises, to ensure the safety of persons or property or due to government order or directive, and Tenant agrees to immediately comply with any such decision by Landlord.  If Landlord closes or limits access to the Project and/or the Premises for the reasons described above, Landlord's actions shall not constitute a breach of the Lease.

5.           No furniture, freight or equipment of any kind shall be brought into the Project without Landlord's prior authorization.  Tenant shall only move in and out of the Premises at times designated by Landlord, in Landlord's sole discretion (e.g., Landlord could require that all moves in and out of the Premises only occur on weekends or on weekdays between 5:00 p.m. and 11:59 p.m.).  All moves in and out of the Premises shall be scheduled with Landlord in advance, on a first come, first served basis.  All property shall be moved in and out of the Premises using the freight elevator.  Landlord shall have the right, in its sole discretion, to permit only one tenant to move in or out of the Project at a time.  When moving equipment, furniture and other items into and out of the Premises, Tenant shall take whatever precautions Landlord designates to protect the Project from damage (e.g., placing plastic or other protective material on carpets in the common areas and the Premises).  Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Project and also the times and manner of moving the same in and out of the Project.  Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight, and Tenant shall be solely responsible for the cost of installing all supports.  Landlord will not be responsible for loss of or damage to any such safe or property in any case.  Any damage to any part of the Project, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

6.           The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord.  Tenant shall not ask employees of Landlord to do anything outside their regular duties without special authorization from Landlord.

7.           Tenant shall not disturb, solicit, or canvass any occupant of the Project and shall cooperate with Landlord and its agents to prevent the same.  Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, halls, stairways, elevators, or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.  Smoking shall not be permitted in the Common Areas.

8.           The toilet rooms, urinals and wash bowls shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein.  The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

9.           Except for vending machines intended for the sole use of Tenant's employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.  All vendors or other persons visiting the Premises shall be subject to the reasonable control of Landlord.  Tenant shall not permit its vendors or other persons visiting the Premises to solicit other tenants of the Project.

10.           Tenant shall not use or keep in or on the Premises or the Project any kerosene, gasoline or other inflammable or combustible fluid or material.  Tenant shall not bring into or keep within the Premises or the Project any animals, birds, bicycles or other vehicles.

11.           Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or to otherwise interfere in any way with the use of the Project by other tenants.

12.           No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for loading or for any improper, objectionable or immoral purposes.  Notwithstanding the foregoing, Underwriters' Laboratory approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors of Tenant, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations; and provided further that such cooking does not result in odors escaping from the Premises.

13.           Landlord shall have the right to approve where and how telephone wires are to be introduced to the Premises.  No boring or cutting for wires shall be allowed without the consent of Landlord.  The location of telephone call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.  Tenant shall not mark, drive nails or screws, or drill into the partitions, woodwork or plaster contained in the Premises or in any way deface the Premises or any part thereof without Landlord's prior written consent.  Landlord hereby consents to Tenant’s hanging of pictures and other decorative items in the Premises, provided that such conduct does not breach any other provision of the Lease.  Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or other device on the roof or exterior walls of the Project.  Tenant shall not interfere with broadcasting or reception from or in the Project or elsewhere.

14.           Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

15.           Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Project's heating and air conditioning system, and shall refrain from attempting to adjust any controls.  Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.  Tenant shall not use electric fans or space heaters in the Premises.

16. Tenant shall store all its trash and garbage within the interior of the Premises.  No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash in the vicinity of the Project without violation of any law or ordinance governing such disposal.  All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

17.           Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

18.           No awnings or other projection shall be attached to the outside walls or windows of the Project by Tenant.  No curtains, blinds, shades or screens shall be attached to or hung in any window or door of the Premises without the prior written consent of Landlord.  Landlord shall have the right to require Tenant to use Landlord's standard curtains or window coverings.  Tenant shall not place any signs in the windows of the Premises or the Project.  All electrical ceiling fixtures hung in the Premises must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.  Tenant shall abide by Landlord's regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises.  The skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Project shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

19.           Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises unless otherwise agreed to in writing by Landlord.  Except with the prior written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Project for the purpose of cleaning same.  Landlord shall in no way be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant or any of its employees or other persons by the janitor of Landlord.  Landlord shall not be obligated to notify Tenant of the times at which the janitorial staff will enter the Premises, and Tenant hereby authorizes the janitorial staff to enter the Premises at any time, without notice.  Janitor service shall include ordinary dusting and cleaning by the janitor assigned to such work and shall not include cleaning of carpets or rugs, except normal vacuuming, or moving of furniture and other special services.  Window cleaning shall be done only by Landlord at reasonable intervals and as Landlord deems necessary.

20.           Tenant acknowledges that the local fire department has previously required Landlord to participate in a fire and emergency preparedness program or may require Landlord and/or Tenant to participate in such a program in the future.  Tenant agrees to take all actions necessary to comply with the requirements of such a program including, but not limited to, designating certain employees as "fire wardens" and requiring them to attend any necessary classes and meetings and to perform any required functions.

21.           Tenant and its employees shall comply with all federal, state and local recycling and/or resource conversation laws and shall take all actions requested by Landlord in order to comply with such laws.  Tenant and its employees shall participate in any recycling or resource conservation program implemented by Landlord, at Tenant's sole expense.

PARKING RULES

1.           Parking areas shall be used only for parking by vehicles no longer than full size, passenger automobiles.  Tenant and its employees shall park automobiles within the lines of the parking spaces.

2.           Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant's employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities.  Users of the parking area will obey all posted signs and park only in the areas designated for vehicle parking.

3.           Parking stickers, parking cards and other identification devices shall be the property of Landlord and shall be returned to Landlord by the holder thereof upon termination of the holder's parking privileges.  Landlord may require Tenant and each of its employees to give Landlord a deposit when a parking card or other parking device is issued.  Landlord shall not be obligated to return the deposit unless and until the parking card or other device is returned to Landlord.  Tenant will pay such replacement charges as is reasonably established by Landlord for the loss of such devices.  Loss or theft of parking identification stickers or devices from automobiles must be reported to the parking operator immediately.  Any parking identification stickers or devices reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution.

4.           Landlord reserves the right to relocate all or a part of parking spaces within the parking area and/or to reasonably adjacent off site locations(s), and to allocate them between compact and standard size and tandem spaces, as long as the same complies with applicable laws, ordinances and regulations.

5.           Unless otherwise instructed, every person using the parking area is required to park and lock his own vehicle.  Landlord will not be responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking area.

6.           Validation of visitor parking, if established, will be permissible only by such method or methods as Landlord may establish at rates determined by Landlord, in Landlord's sole discretion.  Only persons visiting Tenant at the Premises shall be permitted by Tenant to use the Project's visitor parking facilities.

7.           The maintenance, washing, waxing or cleaning of vehicles in the parking structure or Common Areas is prohibited.

8.           Tenant shall be responsible for seeing that all of its employees, agents and invitees comply with the applicable parking rules, regulations, laws and agreements.  Parking area managers or attendants, if any, are not authorized to make or allow any exceptions to these Parking Rules and Regulations.  Landlord reserves the right to terminate parking rights for any person or entity that willfully refuses to comply with these rules and regulations.

9.           Every driver is required to park his own car.  Where there are tandem spaces, the first car shall pull all the way to the front of the space leaving room for a second car to park behind the first car.  The driver parking behind the first car must leave his key with the parking attendant.  Failure to do so shall subject the driver of the second car to a Fifty Dollar ($50.00) fine.  Refusal of the driver to leave his key when parking in a tandem space shall be cause for termination of the right to park in the parking facilities.  The parking operator, or his employees or agents, shall be authorized to move cars that are parked in tandem should it be necessary for the operation of the garage.  Tenant agrees that all responsibility for damage to cars or the theft of or from cars is assumed by the driver, and further agrees that Tenant will hold Landlord harmless for any such damages or theft.

10.           No vehicles shall be parked in the parking garage overnight.  The parking garage shall only be used for daily parking and no vehicle or other property shall be stored in a parking space.

11.           Any vehicle parked by Tenant, its employees, contractors or visitors in a reserved parking space or in any area of the parking area that is not designated for the parking of such a vehicle may, at Landlord's option, and without notice or demand, be towed away by any towing company selected by Landlord, and the cost of such towing shall be paid for by Tenant and/or the driver of said vehicle.

12.           At Landlord's request, Tenant shall provide Landlord with a list which includes the name of each person using the parking facilities based on Tenant's parking rights under this Lease and the license plate number of the vehicle being used by that person.  Tenant shall provide Landlord with an updated list within five (5) days after any part of the list becomes inaccurate.

13.           Landlord reserves the right at any time to change or rescind any one or more of these Rules and        Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord's judgment may from time to time be necessary for the management, safety, care and cleanliness of the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein.  Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project.  Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

SCHEDULE 3
UTILITY SERVICES

The Landlord shall provide, as part of Operating Costs except as otherwise provided, the following services:

1.
Air Conditioning and heat for normal purposes only, to provide in Landlord's reasonable judgment, comfortable occupancy Monday through Friday from 8:00 a.m. to 6:00 p.m., and Saturday from 8:00 a.m. to 1:00 p.m., Sundays and holidays (New Year’s Day, Memorial Day, 4th of July, Labor Day, Thanksgiving, and Christmas Day) excepted.  Tenant agrees not to use any apparatus or device, in or upon or about the Premises, and Tenant further agrees not to connect any apparatus or device with the conduits or pipes, or other means by which such services are supplied, for the purpose of using additional or unusual amounts of such services, without written consent of Landlord.

Whenever heavy concentration of personnel, motors, machines or equipment, including telephone equipment, used in the Premises adversely affects the temperature or humidity otherwise maintained by the air conditioning system, Landlord reserves the right to install supplementary air conditioning capacity or units in the Premises and the cost thereof, including the cost of installation and the cost of operation and maintenance thereof, shall be paid by Tenant to Landlord upon demand by Landlord.

Landlord will also furnish heat and air conditioning at such other times as are not provided for above on condition that Tenant gives Landlord notice (which need not be in writing) by no later than noon on any given day (or by noon on Friday for service over a weekend) of Tenant's needs for such additional heating or air conditioning, and provided Tenant pays to Landlord its regular charges, as revised from time to time (which charges may include a markup, not to exceed 20% of Landlord’s costs, for overhead and supervision), for such additional heating or air conditioning, which charges shall be allocated among all users so requesting additional heating and air conditioning.

2.	Electric power for Tenant lighting and operating of office machines is separately metered and billed to Tenant by Commonwealth Edison or an alternate electric service provider selected by Landlord.

3.	Water for lavatory and toilet purposes from the regular Building supply (at the prevailing temperature) through fixtures installed by Landlord, (or by Tenant with Landlord's written consent).

SCHEDULE 4
MAINTENANCE SERVICES

1.
In order that the Building may be kept in a state of cleanliness, each tenant shall during the term of each respective lease, permit Landlord's employees (or Landlord's agent's employees) to take care of and clean the Premises and tenants shall not employ any person(s) other than Landlord's employees (or Landlord's agent's employees) for such purpose.

2.
Landlord shall supply public restroom supplies, public area lamp replacement, window washing with reasonable frequency, and janitorial services to the common areas of the Project and Building, and Premises, during the time and in the manner that such janitorial services are customarily furnished in general office buildings in the area.

3.
Landlord agrees to maintain the exterior and common areas of Building to include maintenance of the structure, roof, mechanical, electrical and HVAC equipment, elevators, architectural finish, lawn and shrub care, snow removal and so on, excluding only those items specifically excepted elsewhere in this Lease.

SCHEDULE 4 (A)
CLEANING SCHEDULE

Landlord shall furnish janitorial services as described below.

MONDAY THROUGH FRIDAY, INCLUSIVE (HOLIDAYS EXCEPTED)

1.	Sweep, dry mop or vacuum all floors complete.

2.	Dust all horizontal surfaces that can be reached without a ladder with a treated cloth, mitt or duster.

3.	Sweep all steps, sidewalks and plazas.

4.	Clean passenger elevator cab and landing doors, including floors.

5.	Empty all waste containers.

6.	Clean all public wash and restrooms

(a)	All cleaning will be performed with approved germicidal detergents at disinfectant strengths.

(b)	All toilets and urinals on all surfaces nightly; acid bowl cleaner to be used in the interior.

(c)	All wash basins, shelves, dispensers and all other washroom fixtures will be cleaned nightly.

(d)	All mirrors will be cleaned and polished nightly.

(e)	All chrome and other bright work, including exposed plumbing, toilet seat hinges, etc., will be cleaned and polished nightly.

(f)	All water receptacles are to be emptied and cleaned nightly.

(g)	All lavatory floors will be swept and mopped with a germicidal detergent solution nightly.

(h)	Washroom supplies will be replenished as needed.

(i)	Once each month, remove hard water stains from toilet fixtures by using bowl cleaner after normal cleaning. Follow manufacturer’s recommendations.

7.
All normal rubbish and office waste paper shall be removed from Tenant floors and carried to a designated location. Tenant shall pay Landlord’s charges for excess trash removal upon billing as Additional Rent.

WEEKLY

1.	Dust and wipe clean with dust cloth all desk tops.

2.	Spot clean all doors, switch plates, wall and glass areas adjacent to doors.

3.	Dust and wipe all tops of all file cabinets and counters.

4.	Sweep building stairwells.

5.	Damp mop floors and/or spray buff for heavy scuffs, if necessary.

6.	Clean glass in building directory.

7.	Wipe all water containers.

8.	Wash all glass entrance doors and side panels inside and out.

MONTHLY

1.	When possible, sweep and hose down exterior walks, trucking areas and shipping platforms.

2.	Dust windowsills.

EVERY THREE MONTHS

1.	Dust vertical surfaces of all furniture.

2.	Scrub all resilient floor areas so as to maintain a highly polished surface.

3.	Shampoo common area carpeting.

SCHEDULE 5
PARKING

Landlord hereby grants to Tenant a license to the use during the term of this Lease the Parking described in Section 1.1(j) and Section 5.1(c).  The non-reserved parking spaces shall be made available to Tenant on an allocated basis.  Landlord shall maintain approximately 4.0 parking spaces per 1,000 RSF during the Lease Term for the benefit of the Project’s tenants.  Landlord may, in its sole discretion, assign tandem parking spaces to Tenant and designate the location of any reserved parking spaces.  For purposes of this Lease, a “parking space” refers to the space in which one (1) motor vehicle is intended to park (i.e., a tandem parking stall includes two tandem parking spaces).  Tenant agrees to comply with such reasonable rules and regulations as may be made by Landlord from time to time in order to ensure the proper operation of the parking facilities.  In consideration of the right to use the Parking, Tenant shall pay to Landlord on the first day of each calendar month, the amount (if any) specified in Section 1.1(j) in addition to the Rent and other charges payable by Tenant under this Lease; Landlord may adjust such rate from time to time to reflect Landlord’s then-current rate for reserved parking spaces.  The parking rates charged to Tenant or Tenant's visitors may not be the lowest parking rates charged by Landlord for the use of the parking facility.  Notwithstanding anything to the contrary contained herein, any tax imposed on the privilege of occupying space in the parking facility, upon the revenues received by Landlord from the parking facility or upon the charges paid for the privilege of using the parking facility by any governmental or quasi-governmental entity may be added by Landlord to the monthly parking charges paid by Tenant at any time, or Landlord may require Tenant and other persons using the parking facility to pay said amounts directly to the taxing authority.

Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in the use of parking facilities.  Landlord reserves the right in its sole discretion to determine whether parking facilities are becoming crowded, and in such event, to allocate specific parking spaces among Tenant and other tenants or to take such other steps necessary to correct such condition, including but not limited to policing and towing, and if Tenant, its agents, officers, employees, contractors, licensees or invitees are reasonably deemed by Landlord to be contributing to such condition, to charge to Tenant as Rent that portion of the cost thereof which Landlord reasonably determines to be caused thereby.  Landlord may, in its sole discretion, change the location and nature of the parking spaces available to Tenant, provided that after such change, there shall be available to Tenant approximately the same number of spaces as available before such change.

SCHEDULE 6
WORKLETTER

1.           Work.  Landlord, at its cost and expense shall construct or cause to be constructed the “Landlord’s Work” as set forth in a Space Plan as mutually agreed upon by Landlord and Tenant, which shall be subject to revision but substantially similar to the Space Plan attached as Exhibit A to this Workletter. Landlord’s Work shall consist of the design, construction, management, supervision, and any other tasks necessary for the building of  interior tenant improvements.  Landlord’s Work shall be constructed in a good and workmanlike fashion and in compliance with all applicable laws, ordinances, regulations, building and fire codes, and other governmental requirements, including without limitation the Americans with Disabilities Act.

The “Costs” of the Landlord’s Work is  expected to exceed “Landlord’s Allowance” as defined below. The Tenant shall pay the sum of $139,005.00 (“Tenant’s Cost”) towards the Landlord’s Work, and shall not be obligated to pay any amounts in excess of Tenant’s Cost except as expressly provided herein (any such Costs not payable by Tenant shall be timely paid by Landlord). Tenant shall pay one-half (½) of the Tenant’s Cost to Landlord within five (5) business days following Landlord’s execution and delivery of this Lease, and Tenant shall pay the remaining one-half (½) of the Tenant’s Cost to Landlord upon Substantial Completion. If the actual Costs of the Landlord’s Work are less than the amount set forth in the Proposal described below, then Tenant shall receive the benefit of such savings by a reduction of the amount due from Tenant upon Substantial Completion.

If Tenant’s changes to the Plans (which changes shall be subject to Landlord’s approval in its reasonable discretion) cause the Costs of the Landlord’s Work to increase, then Tenant shall pay all of such increased costs within fourteen days of a change order signed by both parties outlining the changed work and the cost for same. Any change orders shall increase the price based upon the cost of the additional work plus overhead and profit not to exceed twenty (20%) percent of said cost.

(a)           “Landlord’s Allowance” shall mean $275,135.00 ($35.00 multiplied by the RSF of the Premises).

(b)           “Costs” of the Landlord’s Work shall mean all costs reasonably attributable to Landlord’s Work, including without limitation all costs of architects, engineers, construction, supplies, materials, Plans, drawings, permits, inspections, Landlord’s reasonable third-party out-of-pocket costs in connection with supervision of Landlord’s Work, and an additional three percent (3%) of the Costs (which shall be deducted from the Landlord’s Allowance) for Landlord’s internal construction management, review, and supervision of the Work. Costs that are attributable to Tenant’s changes or other acts shall include, without limitation, all out-of-pocket costs incurred by Landlord in reviewing proposed changes, all costs associated with any stoppage of work while Tenant considers changes or while Landlord reviews proposed changes, and all increases in the cost of completing Landlord’s Work as specified in the Plans as a result of Tenant’s changes.

(c)           “Plans” shall mean any drawings or architectural renderings necessary to obtain permits for Landlord’s Work including, without limitation if necessary, full and detailed architectural and engineering plans and specifications covering Landlord’s Work (including, without limitation, architectural, mechanical, electrical, life safety, fire protection and plumbing working drawings for Landlord’s Work). Landlord shall prepare the Plans, based upon the Space Plan and the Proposal (defined below), and submit them to Tenant for Tenant’s reasonable approval before beginning construction of Landlord’s Work. Tenant shall respond in writing to any such submission within five (5) business days, either approving such Plans or specifying in detail any changes or corrections necessary thereto. Landlord shall re-submit any corrected plans to Tenant, and Tenant shall respond in writing within three (3) business days, either approving such Plans or specifying in detail any changes or corrections necessary thereto. Tenant acknowledges that its failure to respond to plans within the time periods set forth in the preceding sentence shall be a Tenant Delay.

Landlord has obtained and furnished to Tenant a written proposal for Landlord’s Work (the “Proposal”). Together with the cost of preparing the Plans, and of Landlord’s construction management, review, and supervision fee, and all other related costs and fees, the Cost of Landlord’s Work under the Proposal is $414,140.00. Tenant hereby approves such Proposal, and agrees to Landlord’s retention of J.C. Anderson as general contractor for Landlord’s Work. It is agreed that so long as Tenant does not make changes to the Landlord’s Work as depicted in the Space Plan and/or Proposal, or select any of the Alternates in the Proposal, the Costs of Landlord’s Work for which Tenant shall be responsible under this Workletter shall not exceed the Tenant’s Cost as defined in the second grammatical paragraph of paragraph 1 of this Workletter ($139,005.00, which equals $414,140.00 minus the Landlord’s Allowance of $275,135.00). Tenant shall, however, be responsible for additional costs to the extent Tenant makes changes to the  Landlord’s Work in a written change order, or selects in writing an Alternate in the Proposal.

(d)            “Substantial Completion” (or any grammatical variation thereof) means completion of construction of the Landlord’s Work such that the Premises can be occupied by Tenant for the Permitted Purpose, and substantially in accordance with this Workletter, except for items which are identified as punch list items by Landlord and Tenant in a joint inspection of the Premises prior to Tenant’s occupancy.  The date of Substantial Completion shall mean the earliest of (i) the actual date of Substantial Completion, (ii) the date on which the Work would have been substantially completed if not for “Tenant Delay,” and (iii) the date Tenant first occupies the Premises for the conduct of business.  “Tenant Delay” means any actual delay in Substantial Completion caused by any act or omission of Tenant, including without limitation Tenant’s failure to make timely selections, its selection of non-building-standard or out-of-stock materials, or its request for changes to the Landlord’s Work.

The punch list shall be generated as reasonably agreed by the parties, based upon the Landlord’s Work as set forth in the Plans. If Landlord fails (for reasons other than force majeure and/or interference by Tenant) to cause the punch list items to be completed within thirty (30) days following the parties’ joint inspection of the Premises, then Tenant may give Landlord written notice of its intent to complete some or all of the punch list items itself. If the punch list items identified in Tenant’s notice have not been completed within 14 days of such notice, or within three (3) business days following a second notice from Tenant, then Tenant may complete such punch list items itself, in which event Landlord shall reimburse Tenant for the reasonable cost thereof. For purposes of clarity, it is agreed that the self-help mechanism set forth in this paragraph shall apply only to failures by Landlord to reasonably address particular punch list items, not to disagreements between Landlord and Tenant as to whether work performed on a particular punch list item was acceptable. Tenant shall indemnify and hold harmless Landlord from and against all suits, losses, costs, liabilities, claims demands, actions, expenses and judgments of every kind and character suffered by, recovered from or asserted against Landlord on account of any work performed by Tenant pursuant to this paragraph.With Landlord’s approval, which will not be unreasonably withheld, Tenant shall have the right to supplement the original punchlist during the first five (5) days after taking possession of the Premises, and any such supplemental items shall be addressed by Landlord in the same manner and time period as for the original Punchlist items.

2.           Commencement Date.  The Commencement Date shall be established as set forth in the Lease.

3.           Tenant's Access To Premises.

3.1           Landlord, in its sole discretion, may permit Tenant and Tenant's agents or independent contractors to enter the Premises prior to the scheduled Commencement Date in order that Tenant may do other work as may be required by Tenant (and approved by Landlord pursuant to the Lease) to make the Premises ready for Tenant's use and occupancy.  Such permission must be in writing prior to entry.  If Landlord permits such prior entry, then such license shall be subject to the condition that Tenant and Tenant's agents, contractors, workmen, mechanics, suppliers, and invitees shall work in harmony with and not interfere with Landlord and its agents and contractors in doing its work in the Premises or the Building or with other tenants and occupants of the Building or the Project.  If at any time such entry shall cause or threaten to cause disharmony or interference, Landlord, in its sole discretion, shall have the right to withdraw and cancel such license upon notice to Tenant.  Tenant agrees that any such entry into the Premises shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease, except as to the covenant to pay periodic Rent.  Tenant further agrees that, to the extent permitted by law, Landlord and its principals and agents shall not be liable in any way for any injury or death to any person or persons, loss or damage to any of the Work or installations made in the Premises or loss or damage to property placed therein or there about, the same being at Tenant's sole risk.

3.2           In addition to any other conditions or limitations on such license to enter the Premises prior to the Commencement Date, Tenant expressly agrees that none of its agents, contractors, workmen, mechanics, suppliers or invitees shall enter the Premises prior to the Commencement Date unless and until each of them shall furnish Landlord with satisfactory evidence of insurance coverage, financial responsibility and appropriate written releases of mechanics' or materialmen's lien claims.

4.           Miscellaneous Provisions.  Landlord and Tenant further agree as follows:

4.1           Except as herein expressly set forth with respect to the Work, Landlord has no agreement with Tenant and has no obligation to do any work with respect to the Premises.  Any other work in the Premises which may be permitted by Landlord pursuant to the terms and conditions of the Lease shall be done at Tenant's sole cost and expense and in accordance with the terms and conditions of the Lease.

4.2           This Schedule shall not be deemed applicable to:  (a) any additional space added to the original Premises at any time, whether by the exercise of any options under the Lease or otherwise, or (b) any portion of the original Premises or any additions thereto in the event of a renewal or extension of the original Lease Term, whether by the exercise of any options under the Lease or any amendment or supplement thereto.  The construction of any additions or improvements to the Premises not contemplated by this Schedule shall be effected pursuant to a separate workletter agreement or other document, in the form then being used by Landlord and specifically addressed to the allocation of costs relating to such construction.

4.3           Notwithstanding anything to the contrary contained herein, Landlord will not be obligated to perform, and the Landlord’s Work will not include, any telecommunications cabling/wiring, even though the same may be set forth in the Plans.  Telecommunications cabling/wiring will be purchased by tenant and installed at Tenant’s expense in conformity with plans prepared by Tenant and approved by Landlord, with such installation to be performed by contractors selected and engaged by Tenant and approved by Landlord, which approval will not be unreasonably withheld.  At Landlord’s option, Tenant shall utilize Landlord’s riser manager, at the same rate such contractor charges other tenants in the Building, to handle all vertical work to Tenant’s demark location.

EXHIBIT A
CURRENT SPACE PLAN
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SCHEDULE 7
COMMENCEMENT DATE CERTIFICATE

TENANT: THE ULTIMATE SOFTWARE GROUP, INC., a Delaware corporation

PREMISES: Suite 210

LOCATED AT:  1375 East Woodfield Road, Schaumburg, Illinois 60173

This letter is to certify that:

1.           The above referenced Premises have been accepted by the Tenant for possession.

2.           The Premises are substantially complete in accordance with the plans and specifications used in constructing the Premises.

3.           The Premises can now be used for the Permitted Purpose.

Commencement Date:                                           ____________________

Expiration Date:                                _____________________

Executed this ____ day of                                                                , 200__.

TENANT: THE ULTIMATE SOFTWARE GROUP, INC., a Delaware corporation By: Name: Its: